Exhibit 99.1

Michaels Stores, Inc. Names Charles Sonsteby to the Position of Chief Administrative Officer and Chief Financial Officer

IRVING, Texas — September 16, 2010 — Michaels Stores, Inc. announced today that Charles “Chuck” Sonsteby has accepted the position of Chief Administrative Officer and Chief Financial Officer of the company, effective October 4, 2010.

Mr. Sonsteby was most recently Executive Vice President and Chief Financial Officer of Brinker International, one of the world’s leading casual dining restaurant companies, a position he held since 2001. He served for over twenty years with Brinker International, including roles in accounting, tax, treasury and investor relations before his appointment to Chief Financial Officer. He holds a Bachelor of Accounting degree from the University of Kentucky.

“Chuck is a seasoned and knowledgeable financial leader and has a strong reputation as a mentor to many of the financial leaders in the industry,” said John Menzer, Chief Executive Officer of Michaels Stores, Inc. “As we continue down our path to becoming a world class retailer, we are confident that his leadership and direction will be vital to helping Michaels realize our strategic vision.”

About Michaels
Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of September 15, 2010, the Company owns and operates 1,037 Michaels stores in 49 states and Canada, and 144 Aaron Brothers stores, and produces ten exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland™, Celebrate It®, Art Minds®, Artist’s Loft® ,Craft Smart® and Loops & Threads™. For more information, visit www.Michaels.com.